Exhibit 10.12

EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”) is between Williams Controls, Inc. ("Employer") and Dennis Bunday (“Employee”).

     1. Position and Duties. Employee hereby agrees to continue working for Employer as Executive Vice President and Chief Financial Officer. Employee’s duties include all those duties usually associated with this position, as well as any other duties reasonably assigned to Employee by Employer. The Employee agrees to devote his best efforts and full business time to his work for Employer and to comply with Employer's scheduling, policies, rules and regulations.

     2. Base Compensation. Employer shall pay Employee a base salary of $165,000 per annum, payable in installments according to the Employer’s usual payroll practices, but no less than monthly (“Base Salary”) for all work performed under this Agreement. $5,000 of the base compensation shall be paid in the form of Williams Controls, Inc. stock each May 1. The stock shall be valued at the average price for the month of April. Employee is an exempt employee for purposes of federal and state wage and hour laws and is therefore not entitled to overtime pay. Employer may adjust Employee’s Base Compensation upward without formally amending this Agreement in writing.

     3. Bonus Compensation. Employee will continue to participate in Employer’s annual bonus program. The target bonus shall be 50% of Base Salary based on target parameters to be set annually by the Board , provided that the bonus may be adjusted upward to 83% of Base Salary if the Board determines that extraordinary performance has been achieved for the year.

     4. Benefits. Employee is entitled to such employee benefits generally available to similarly situated employees of Employer to the extent and on the same terms generally available to similarly situated employees of Employer.

     5. Term. Employee is employed by Employer “at-will,” meaning either Employer or Employee may terminate Employee’s employment at any time, for any or no reason. If Employee’s employment is terminated for Cause, Disability or death, or if Employee resigns without Good Reason, Employee will be paid compensation and benefits through his last day of employment and no further compensation or benefits will be due Employee, except for statutory benefits, such as COBRA coverage, or previously earned but unpaid benefits, such as an account balance in a qualified retirement plan, or benefits under the Employer’s short or long term disability programs or life insurance benefits, as applicable. If Employee is terminated without Cause or if Employee resigns with Good Reason, Employee shall receive compensation and benefits through his last day of work plus severance benefits of (a) severance pay equal to one year’s Base Salary, less deductions and withholdings required by law or authorized by Employee, paid in equal installments over twelve (12) months on the Employer’s regular paydays, and (b) if Employee elects COBRA coverage, Employer-paid COBRA for the twelve (12) months for which Employee receives severance pay. If Employee provides less than thirty (30) days’ notice of his resignation for any reason, he will not receive any severance benefits to which he might otherwise have been entitled.

          For purposes of this Agreement, “Cause” means: (a) Employee’s continued refusal or failure to perform the duties assigned to him ten (10) days after receiving notice from the Employer of such refusal or failure to perform; (b) chemical or alcohol dependency which interferes with Executive’s performance of his employment duties; (c) any act of disloyalty or breach of responsibilities to the Employer by the Executive, such as theft, breach of the Confidentiality Agreement or any Employee Invention and Disclosure Agreement , or other unauthorized disclosure or use of confidential information for other than the Employer’s interest, or competing with the Employer while employed by the Employer; (d) conduct which causes harm or may reasonably be expected to cause harm to the Employer’s reputation, such as arrest or indictment for, conviction of or a plea of guilty or nolo contendre to a felony or a conviction of a misdemeanor involving theft or resulting in incarceration for more than one week; (e) sexual harassment or discrimination by Employee; and (f) violation of state or federal securities laws, rules or regulations relating to the Employer’s stock.

          For purposes of this Agreement, “Good Reason” means: (a) relocation of Employee’s place of work to more than fifty (50) miles from Tigard, Oregon, if Employee does not consent to relocating; (b) a material reduction in Employee’s duties, responsibilities or authority or (c) the Employer breaches any material provision of the Agreement, and such breach is not remedied within 30 days after the receipt of notice from the Employee. If Employee intends to resign for Good Reason, he must notify the Employer in writing of his intention to resign and the specific circumstances he believes constitutes Good Reason at least thirty (30) days before the effective date of his resignation. If the Employer cures the circumstances giving rise to Good Reason before the end of the ninety (30) days, Employee may not resign with Good Reason. The Employer may terminate the employee at any time following the Employee’s notice of resignation for Good Reason, provided, however, that the Employer will be obligated to pay the employee for the remainder of the 30 day notification period in addition to the benefits described in Section 4 and Sections 5(a) and 5(b).

          For purposes of this Agreement, “Disability” means a termination of employment due to Employee’s inability to perform one or more of the essential functions of his position, with or without reasonable accommodation, for a period of more than ninety (90) consecutive days, as a result of a physical or mental condition as determined in good faith by the Employer and consistent with the Employer’s rights and obligations under applicable law.

     6. Noncompetition, Nonsolicitation and Nondisparagement. Employee agrees that during the period he is receiving the severance benefits described in Paragraph 5 (a) he will not compete with the Employer for himself or on behalf of another as an employee, owner, consultant or in any other capacity, in any geographic area in which the Employer conducts business, and (b) he will not solicit any customer, supplier, contractor, vendor or employee of Employer to change its relationship with Employer. Employee further agrees that he will not disparage Employer or its related entities, or any of their officers, directors, shareholders, members or employees at any time during or after his employment with Employer. The Employer’s obligation to pay severance benefits to Employee terminates on the first day Employee violates any of his obligations under this paragraph and Employee must return to Employer any severance benefits paid to him by the Employer on or after the first day Employee violates any of his obligations under this paragraph.

     7. Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of Oregon. Any action to enforce, interpret or construe this Agreement or otherwise arising from the employment relationship between Employer and Employee must be brought in the Circuit Court of Oregon or U.S. District Court for the District of Oregon.

     8. Scope of Agreement. Except for Employer policies, procedures and plans referenced in this Agreement or as otherwise provided herein, this Agreement supersedes all prior verbal and written agreements between the parties concerning the terms and conditions of Employee’s employment, except to the extent any prior agreements protect the Employer’s intellectual property, trade secrets or proprietary or confidential information.

     9. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of, and be enforceable by and against the Employee, the Employer their heirs, successors and assigns, except that Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Employer.

IT IS SO AGREED:

WILLIAMS CONTROLS, INC.	DENNIS BUNDAY

By:

Title:

Date:	Date: